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                                                                    Exhibit 99.6

                                                                __________, 2002

                        Form of Exchange Agent Agreement
                        --------------------------------

Wilmington Trust FSB
1100 N. Market Street
Rodney Square North
Wilmington, Delaware 19890
Attention:  Corporate Trust Administration

        Re: Hanover Equipment Trust 2001A / 8.50% Senior Secured Notes due 2008
            -------------------------------------------------------------------

Ladies and Gentlemen:

        Hanover Equipment Trust 2001A, a Delaware business trust (the "Issuer"), proposes to make an offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $300,000,000 of its outstanding 8.50% Senior Secured Notes due 2008 (the "Old Notes"), for a like principal amount of the Issuer's 8.50% Senior Secured Notes due 2008, which have been registered under the Securities Act of 1933, as amended (the "New Notes"). The New Notes are guaranteed by Hanover Compressor Company, a Delaware corporation ("Hanover"), and Hanover Compression Limited Partnership, a Delaware limited partnership ("HCLP"; we refer to HCLP and Hanover collectively as the "Guarantors"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus dated ___________, 2002 (the "Prospectus"), proposed to be distributed to all record holders of the Old Notes as of __________, 2002. The Old Notes and the New Notes are collectively referred to herein as the "Notes."

        The Issuer hereby appoints Wilmington Trust FSB to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Wilmington Trust FSB.

        The Exchange Offer is expected to be commenced by the Issuer on or about __________, 2002. The Letter of Transmittal accompanying the Prospectus or, in the case of book-entry securities, the Automated Tender Offer Program of The Depository Trust Company (the "Book-Entry Transfer Facility"), are to be used by the holders of the Old Notes to accept the Exchange Offer, and the Letter of Transmittal contains instructions with respect to the delivery of certificates for Old Notes tendered.

        The Exchange Offer shall expire at 5:00 P.M., New York City time, on _________, 2002 or on such later date or time to which the Issuer may extend the Exchange

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Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Issuer expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

             The Issuer expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange. The Issuer will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

             In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

             1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus entitled "The Exchange Offer" and as specifically set forth herein and such duties which are necessarily incidental thereto; provided, however, that in no way will your
                                --------  -------
general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.

             2. You will establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of the Prospectus, or, if you already have established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer, you will identify such pre-existing account to be used in the Exchange Offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

             3. You are to examine each of the Letters of Transmittal and certificates for Old Notes and each confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or where such book-entry confirmations are not in due and proper form or omit certain information, or where any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will use commercially reasonable and customary efforts to inform the presenters of the need (i) for fulfillment of all requirements and (ii) to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

             4. With the approval of the President and Chief Executive Officer, the Executive Vice President, any Vice President or the Secretary of Hanover (such approval, if given orally, to be promptly confirmed in writing) or any other party designated by such officer

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in writing, you are authorized to waive any defects, irregularities or conditions of tender in connection with any tender of Old Notes pursuant to the Exchange Offer.

             5. At the written request and expense of the Issuer, you shall notify tendering holders of Old Notes (through the facilities of the Book-Entry Transfer Facility in the case of book-entry securities) in the event of any extension, termination or amendment of the Exchange Offer. In the event of any such termination, you will return all tendered Old Notes to the persons entitled thereto, at the request and expense of the Issuer.

             6. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering," and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 6, Old Notes which the President and Chief Executive Officer, the Executive Vice President, any Vice President or the Secretary of Hanover or any other party designated by such officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

             7. You shall advise the Issuer and the Guarantors with respect to any Old Notes delivered subsequent to the Expiration Date and accept their instructions with respect to disposition of such Old Notes.

             8. You shall accept tenders:

                (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

                (b) in cases where the signing person (as indicated on the
             Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                (c) from persons other than the registered holder of Old Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

             9. You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the transfer agent therefor for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

             10. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will notify you (such notice, if given orally, to be promptly confirmed in writing) of the acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Issuer, will exchange such Old Notes for New Notes and cause such Old Notes to be canceled. Delivery of New Notes will be made on behalf of the Issuer by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes tendered promptly after notice (such notice, if given orally, to be promptly confirmed in writing) of

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acceptance of such Old Notes by the Issuer; provided, however, that in all
                                            --------  -------
cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof or an agent's message in lieu thereof) with any required signature guarantees and any other required document. You shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

             11. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

             12. The Issuer shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Issuer not to exchange any Old Notes tendered shall be given (such notice, if given orally, shall be promptly confirmed in writing) by the Issuer to you.

             13. If, pursuant to the Exchange Offer, the Issuer does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

             14. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded by (a) first-class mail, postage prepaid under a blanket surety bond protecting you and the Issuer from loss or liability arising out of the nonreceipt or nondelivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

             15. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank, trust company or other persons or to engage or utilize any person to solicit tenders.

             16. As Exchange Agent hereunder you:

                (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; provided,
                                                                   --------
             however, that in no way will your general duty to act in good faith
             -------
             and without gross negligence or willful misconduct be limited by the foregoing;

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                    (b) shall not be obligated to take any action hereunder
             which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity therefore;

                    (c) shall not be liable to the Issuer or the Guarantors for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without gross negligence, willful misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                    (d) may act upon any tender, statement, request, comment,
             agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

                    (e) may rely on and shall be protected in acting upon
             written or oral instructions from the President and Chief Executive Officer, the Executive Vice President, any Vice President or the Secretary or other duly designated officer of Hanover, acting on behalf of Hanover or as attorneys-in-fact and agents of the Issuer or HCLP, with respect to the Exchange Offer;

                    (f) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes; provided, however, that in no way will your general
                            --------  -------
             duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing;

                    (g) may consult with your counsel and the written opinion of such counsel (a copy of which shall be promptly provided to the Issuer and the Guarantors) shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel; and

                    (h) in no event will you be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) arising in connection with this Agreement.

             17. You shall take such action as may from time to time be requested by the Issuer, the Guarantors or their outside counsel (and such other action as you may reasonably deem necessary) to furnish copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Issuer

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and the Guarantors, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Issuer will furnish you with copies of such documents as you may request. All other requests for information relating to the Exchange Offer shall be directed to Hanover, Attention:
Secretary.

                18. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to, Bradley C. Faris, Esq. of Latham & Watkins, 233 South Wacker Drive, Suite 5800, Chicago, IL 60606, (312) 876-6514 (phone), (312) 993-9767 (fax), and such other person or persons as the Issuer or the Guarantors may request, daily on each business day, and more frequently if reasonably requested, up to and including the Expiration Date, as to the number of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received; provided, however, that if, on a particular business day, no
          --------  -------
additional Old Notes have been tendered, no additional items have been received by you and such totals have not changed since you last provided such information as required above, you need not provide the information referred to above in this paragraph 18 on such day. In addition, you will also confirm, and cooperate in making available, to the Issuer and the Guarantors or any such other person or persons as the Issuer or the Guarantors request from time to time prior to the Expiration Date such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Issuer and the Guarantors and such person as the Issuer or the Guarantors may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Issuer and the Guarantors shall have received information in sufficient detail to enable a decision whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered and the aggregate principal amount of Old Notes accepted and deliver said list to the Issuer and the Guarantors.

                19. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt and shall, except as provided in paragraph 13, be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities (or, if earlier, until such time as such documents are delivered to the Issuer upon termination of this Agreement, pursuant to paragraph 31).

                20. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reason of amounts, if any, borrowed by the Issuer or the Guarantors, or any of their subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

                21. For services rendered as Exchange Agent hereunder, you shall be entitled to compensation of $_____ and you shall be entitled to reimbursement of your reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses of your counsel) incurred in connection with your services hereunder or under any other agreement.


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               22. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the other documents associated with the Exchange Offer attached hereto and further acknowledge that you have examined each of them to the extent necessary to perform your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

               23. The Issuer and each Guarantor agrees, jointly and severally, to indemnify and hold harmless you, in your capacity as Exchange Agent hereunder, against any liability, cost or expense, including reasonable attorneys' fees, incurred without gross negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you in good faith to be valid and genuine and in accepting any tender or effecting any transfer of Old Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes or otherwise arising out of or in connection with your acting as Exchange Agent hereunder; provided, however, that the none
                                              --------  -------
of the Issuer or the Guarantors shall be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. In no case shall the Issuer or the Guarantors be liable under this indemnity with respect to any claim against you unless the Issuer and the Guarantors shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such assertion or notice of the commencement of any such action. The Issuer and the Guarantors shall be entitled to participate at their own expense in the defense of any such claim or other action, and, if the Issuer or the Guarantors so elect, it or they may assume the defense of any suit brought to enforce any such claim. In the event that any of the Issuer or the Guarantors assume the defense of any such suit, none of the Issuer or the Guarantors shall be liable for the fees and expenses of any additional counsel thereafter retained by you so long as it or they retain counsel reasonably satisfactory to you to defend such suit.

               24. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

               25. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, your check in the amount of all transfer taxes so payable, and the Issuer shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; provided,
                                                                    --------
however, that, subject to such reimbursement by the Issuer, you shall reimburse
-------
the Issuer for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

               26. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to


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agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

               27. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

               28. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

               29. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

               30. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

      If to the Issuer, to it at:      Hanover Equipment Trust 2001A
                                       c/o Wilmington Trust Company
                                       1100 North Market Street
                                       Wilmington, Delaware 19890
                                       Attention: Corporate Trust Administration
                                       Telecopy No.: 302-651-8882

      If to Hanover, to it at:         Hanover Compressor Company
                                       12001 North Houston Rosslyn
                                       Houston, Texas 77806
                                       Attention: Chief Financial Officer
                                       Telecopy No.: 281-447-8781

      with a copy to:                  Latham & Watkins
                                       Sears Tower, Suite 5800
                                       233 South Wacker Drive
                                       Chicago, Illinois 60606
                                       Attention: Richard S. Meller, Esq.
                                       Telecopy No.: 312-993-9767

      If to HCLP, to it at:            Hanover Compression Limited Partnership
                                       12001 North Houston Rosslyn
                                       Houston, Texas 77806
                                       Attention: Chief Financial Officer
                                       Telecopy No.: 281-447-8781


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         with a copy to:               Latham & Watkins
                                       Sears Tower, Suite 5800
                                       233 South Wacker Drive
                                       Chicago, Illinois 60606
                                       Attention: Richard S. Meller, Esq.
                                       Telecopy No.: 312-993-9767

         If to the Exchange Agent:     Wilmington Trust FSB
                                       1100 N. Market Street
                                       Rodney Square North
                                       Wilmington, Delaware 19890
                                       Attention: Corporate Trust Administration
                                       Re: Hanover Equipment Trust 2001A
                                       Telecopy No.: (302) 651-8882

               31. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 20, 21, 23 and 25 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Issuer, with copies thereof to the Guarantors, any certificates for Notes, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

               32. Each of the Issuer and HCLP hereby constitutes and appoints the President and Chief Executive Officer, the Executive Vice President, any Vice President or the Secretary of Hanover, its true and lawful attorney-in-fact and agent, with full power of substitution, for it and in its name, place and stead, and any and all capacities, to sign any notices, requests or any other communications in connection with this Agreement or the Exchange Offer, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               33. This Agreement shall be binding and effective as of the date hereof.


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                  Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                          HANOVER EQUIPMENT TRUST 2001A

                                          By: Wilmington Trust Company, not
                                              individually but solely as Trustee

                                              By: ______________________________
                                                  Name:
                                                  Title:

                                          HANOVER COMPRESSOR COMPANY

                                          By: __________________________________
                                              Name:
                                              Title:

                                          HANOVER COMPRESSION LIMITED
                                          PARTNERSHIP

                                          By: __________________________________
                                              Name:
                                              Title:

Accepted as of the date
first above written:

WILMINGTON TRUST FSB,
as Exchange Agent

By: ____________________________
     Name:
     Title:


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